HOUSTON--(BUSINESS WIRE)--Dec. 13, 2002--Anadarko Petroleum Corporation (NYSE:APC - News) reiterated its guidance today for production volumes, earnings and cash flow and provided a preliminary estimate of its one-year cost of finding new oil and gas reserves. The company expects to report financial and operating results Jan. 31, 2003.

Anadarko expects to exceed its previous 2002 production estimate of 196 million barrels of oil equivalent (BOE) in spite of strikes and production shut-ins in Venezuela. The improvement is primarily due to increased volumes from the U.S. onshore and Algeria.

As previously announced, Anadarko expects to earn $1.05 per share (diluted) for the fourth quarter of 2002, with expected cash flow of $2.45 per share (diluted), with higher volumes offset by lower prices. For the full year, the company expects earnings of $3.05 per share (diluted) and cash flow of $8.23 per share (diluted).

Finding and development (F&D) costs company wide for 2002 are estimated to be $10 per BOE. F&D costs include capital for exploration, development and acquisition activities.

In the company's core business areas in North America, a year of successful exploration and development should result in F&D costs of less than $8.50 per BOE.

"Anadarko had a successful year in the U.S., where we once again demonstrated that we can grow oil and natural gas reserves at attractive costs," said John Seitz, Anadarko president and CEO. "We added reserves through successful drilling in core areas such as Texas, Louisiana and Wyoming, and expanded our plays in the Gulf of Mexico. In addition, we acquired new properties in Wyoming that added low-cost reserves with high potential for expanding both future production and reserves."

International F&D costs cannot be finalized until the end of the year, but there are a number of factors contributing to higher-than-expected results. For example, negative revisions in Venezuela added about $1 to the company's total estimated worldwide F&D cost per BOE. Under the terms of Anadarko's service contract with the national oil company of Venezuela, Anadarko earns a fee that is translated into barrels of oil based on current prices. This means that higher oil prices will actually reduce the company's share (or economic interest) in both oil reserves and production from that project. Oil prices have increased recently and the final calculation will be based on the price of oil on Dec. 31. Reserve fluctuations due to the economic interest calculation have no impact on the value of the project.

International F&D costs are also impacted by major development programs in Algeria and Qatar and by dry holes drilled this year in West Africa and Australia.

Anadarko previously announced expected cash flow for 2003 of about $2.5 billion. The cash flow estimate was based on oil and gas prices significantly below current NYMEX levels. The company expects to reduce debt between $300 million and $500 million in 2003.

"Anadarko has laid out some very solid growth plans to increase base production to 203 million BOE in '03 and 225 million BOE in '04, and the progress we made this year demonstrates we can deliver on that promise," Seitz added.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at http://www.anadarko.com/.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the SEC's definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis (MD&A) included in the company's 2001 Annual Report on Form 10-K.

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Contact:

Anadarko Petroleum Corporation, Houston

Media Contact:

Teresa Wong, 832/636-1203

teresa_wong@anadarko.com

or

Investor Contacts:

Paul Taylor, 832/636-3471

paul_taylor@anadarko.com

David Larson, 832/636-3265

david_larson@anadarko.com

Stewart Lawrence, 832/636-3326

stewart_lawrence@anadarko.com

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Source: Anadarko Petroleum Corporation